GLOBALNET CORPORATION
                         18851 NE 29TH Avenue, 7TH Floor
                             Aventura, Florida 33180
                                 (786) 541-0200


                                October 27, 2004


AJW Partners, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

          Re:      GlobalNet Corporation (the "Company") - Amendment of Notes

Ladies and Gentlemen:

          This letter sets forth the agreement of the parties hereto to amend the conversion price of certain notes which are convertible into shares of the Company's Common Stock, par value $.005 per share, originally issued by the Company to the investors listed in the signature page hereto (collectively, the "Investors") pursuant to that certain Securities Purchase Agreement (the "Purchase Agreement"), dated as of May 21, 2004, by and among the Company and the Investors (collectively, the "Notes").

          By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

          1. The interest rate of each of the Notes is hereby amended to be 12% per annum, effective as of the date hereof.

          2. The Conversion Price (as defined in the Notes) of each of the Notes is hereby amended to be equal to the lesser of (i) $.0016 and (ii) the Variable Conversion Price (as defined in the Notes), provided that the meaning of the term Applicable Percentage in each of the Notes is hereby amended to be 40%.

          3. All other provisions of the Notes and Purchase Agreement shall remain in full force and effect.

          The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement, including without limitation the issuance of amended Notes.

          Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.


                                                      Sincerely,

                                                      GLOBALNET CORPORATION


                                                      __________________________
                                                      Mark T. Wood
                                                      Chief Executive Officer
ACCEPTED AND AGREED:

AJW PARTNERS, LLC
By:  SMS GROUP, LLC



Corey S. Ribotsky, Manager


NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: FIRST STREET MANAGER II, LLC,



Corey S. Ribotsky, Manager


AJW OFFSHORE, LTD.
By: FIRST STREET MANAGER II, LLC



Corey S. Ribotsky, Manager


AJW QUALIFIED PARTNERS, LLC
By: AJW MANAGER, LLC



Corey S. Ribotsky, Manager